Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

BASIS OF PRESENTATION

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2005 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended March 31, 2005 and for the three months ended June 30, 2005 are based on the historical financial statements of Plantronics, Inc. ("Plantronics") and Altec Lansing Technologies, Inc. ("Altec Lansing") after giving effect to the purchase of Altec Lansing by Plantronics based on the assumptions and adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Plantronics’ fiscal year ends on the Saturday closest to March 31. The 2005 fiscal year ended on April 2, 2005 consisted of 52 weeks. Our first quarter end of fiscal 2006 was on July 2, 2005 and consisted of 13 weeks. For purposes of presentation, we have indicated our accounting year as ending on March 31 and our quarterly period as ending on the applicable month end.

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using the purchase method of accounting as if the transaction had been completed as of April 1, 2004 for purposes of the Unaudited Condensed Combined Statements of Operations and on June 30, 2005 for purposes of the Unaudited Condensed Combined Balance Sheet.

Altec Lansing’s fiscal year end is December 31. For purposes of the Condensed Combined Statement of Operations for the year ended March 31, 2005, we have added Altec Lansing’s Statement of Operations for the three month period ended March 31, 2005 to Altec Lansing’s Statement of Operations for the year ended December 31, 2004 and subtracted Altec Lansing’s Statement of Operations for the three month period ended March 31, 2004 in order to produce a period comparable to Plantronics' Statement of Operations for the year ended March 31, 2005.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical Consolidated Financial Statements and accompanying notes included in Plantronics' Annual Report on Form 10-K for the year ended March 31, 2005 and Quarterly Report on Form 10-Q for the three months ended June 30, 2005 and Altec Lansing’s Consolidated Financial Statements for its fiscal year ended December 31, 2004 and its Unaudited Consolidated Financial Statements for the six months ended June 30, 2005. The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to be indicative of the consolidated results of operations or the financial condition of Plantronics that would have been reported had the merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of Plantronics. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented in accordance with Article 11 of Regulation S-X.

Under the purchase method of accounting, the purchase price is allocated to the underlying assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible and intangible assets and liabilities of Altec Lansing based upon management’s estimates using established valuation techniques. Certain assumptions have been made with respect to the fair market value of identifiable intangible assets as more fully described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information. The total purchase price of Altec Lansing has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid, including the direct costs of the acquisition and the estimated fair value of the assets acquired and liabilities assumed; however, the Company does not believe that the impact of these changes will be material.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any effect of operating efficiencies, cost savings, and other benefits anticipated by the Plantronic' management as a result of the merger. Additionally, certain integration costs may be recorded subsequent to the merger that under purchase accounting will not be treated as part of the Altec Lansing purchase price. These costs have not been reflected in these Unaudited Pro Forma Condensed Combined Statements of Operations because they are not expected to have a continuing impact on the combined results.

PLANTRONICS, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2005

(in thousands, unaudited)	Plantronics as Reported*	Altec Lansing, as Provided**	Pro Forma Adjustments	Note 2.	Consolidated Pro Forma

ASSETS

Current assets:
Cash and cash equivalents	$87,505	$4,537	$-		$92,042
Marketable securities	124,723	-	(120,156)	a.	4,567
Accounts receivable, net	88,576	12,731			101,307
Inventory, net	56,441	21,192	4,604	b.	82,237
Deferred income taxes	9,915	2,548	879	g.	13,342
Other current assets	11,196	2,245	381	i.	13,822
Total current assets	378,356	43,253	(114,292)		307,317

Property, plant and equipment, net	66,445	6,756	1,386	c.	74,587
Intangibles, net	7,146	-	107,400	d.	114,546
Trademark	-	12,502	(12,502)	d.	-
Goodwill, net	11,562	-	41,699	e.	53,261
Other assets	8,969	176	686	i.	9,831
Total assets	$472,478	$62,687	$24,377		$559,542

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$-	$-	$45,000	a.	$45,000
Accounts payable	25,926	17,195	-		43,121
Accrued liabilities	34,826	4,594	(273)	f.	39,147
Current portion of long term debt	-	177	(177)	f.	-
Current maturities of capital lease liabilities	-	274	(274)	f.	-
Income taxes payable	15,561	-	(2,539)	g.	13,022
Total current liabilities	76,313	22,240	41,737		140,290

Deferred tax liability	9,230	4,580	18,111	g.	31,921
Long term liability	2,344	6,857	(6,857)	f.	2,344
Notes payable to stockholders	-	2,500	(2,500)	f.	-
Capital lease obligations	-	67	(67)	f.	-
Other long term liabilities	-	1,296	-		1,296
Minority Interest	-	170	(170)	h.	-
Total liabilities	87,887	37,710	50,254		175,851

Stockholders' equity:
Preferred stock	-	-
Common stock	652	65	(65)	h.	652
Additional paid-in capital	295,732	12,528	(12,528)	h.	295,732
Deferred stock compensation	(2,099)	(329)	329	h.	(2,099)
Accumulated other comprehensive income	6,193	-	-		6,193
Retained earnings	457,198	12,713	(13,613)	h.	456,298
	757,676	24,977	(25,877)		756,776

Less: Treasury stock	(373,085)	-	-		(373,085)
Total stockholders' equity	384,591	24,977	(25,877)		383,691
Total liabilities and stockholders' equity	$472,478	$62,687	$24,377		$559,542

* Reported on Form 10-Q as of June 30, 2005
** See Exhibit 99.2 of this Form 8-K/A

See accompanying notes to unaudited pro forma condensed combined financial information.

PLANTRONICS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended March 31, 2005
(UNAUDITED)

(in thousands)	Plantronics as Reported*	Altec Lansing, As Provided**	Pro Forma Adjustments	Note 3.	Consolidated Pro Forma

Net revenues	$559,995	$128,976	$-		$688,971
Cost of revenues	271,537	84,200	(1,289)	d.	354,448
Gross profit	288,458	44,776	(1,289)		334,523

Operating expenses:
Research, development and engineering	45,216	5,458	1,289	d.	51,963
Selling, general and administrative	116,621	20,437	7,473	a.	144,593
			62	b.
			381	g.
Total operating expenses	161,837	25,895	8,824		196,556
Operating income	126,621	18,881	(7,535)		137,967

Interest and other income (expense), net	3,739	(2,547)	(5,010)	c.	(2,234)
			1,584	e.
Income before income taxes	130,360	16,334	(10,961)		135,733
Income tax expense (benefit)	32,840	724	(15)	f.	33,549
Net income	$97,520	$15,610	$(10,946)		$102,184

Net income per share - basic	$2.02		$0.11		$2.12
Shares used in basic per share calculation	48,249		-		48,249

Net income per share - diluted	$1.92		$0.09		$2.01
Shares used in diluted per share calculation	50,821		-		50,821

* Reported on Form 10-K for Year Ended December 31, 2004
**Derived from adding the Statement of Operations for the three months ended March 31, 2005 to the year ended December 31, 2004 less the three months ended March 31, 2004.

See accompanying notes to unaudited pro forma condensed combined financial information.

PLANTRONICS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended June 30, 2005
(UNAUDITED)

(in thousands)	Plantronics, as Reported*	Altec Lansing, as Provided	Pro Forma Adjustments	Note 4.	Consolidated Pro Forma

Net revenues	$148,909	$34,877	$-		$183,786
Cost of revenues	75,760	20,608	(300)	d.	96,068
Gross profit	73,149	14,269	300		87,718

Operating expenses:
Research, development and engineering	13,766	1,790	300	d.	15,856
Selling, general and administrative	29,892	7,048	1,773	a.	38,823
			15	b.
			95	g.
Total operating expenses	43,658	8,838	2,183		54,679
Operating income	29,491	5,431	(1,883)		33,039

Interest and other income (expense), net	232	(708)	(935)	c.	(1,118)
			293	e.
Income before income taxes	29,723	4,723	(2,525)		31,921
Income tax expense	8,025	1,786	75	f.	9,886
Net income	$21,698	$2,937	$(2,600)		$22,035

Net income per share - basic	$0.46		$0.01		$0.47
Shares used in basic per share calculation	47,386		-		47,386

Net income per share - diluted	$0.44		$0.01		$0.45
Shares used in diluted per share calculation	49,335		-		49,335

* Reported on Form 10-Q for Quarter Ended June 30, 2005

See accompanying notes to unaudited pro forma condensed combined financial information.

PLANTRONICS, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)

NOTE 1. DESCRIPTION OF TRANSACTION

On August 18, 2005, the Company completed its acquisition of Altec Lansing under a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Sonic Acquisition Corporation, a Pennsylvania corporation and direct wholly-owned subsidiary of Plantronics (the “Merger Sub”), Altec Lansing, a Pennsylvania corporation, and certain other parties named therein. Under the terms of the Merger Agreement, the Merger Sub merged with and into Altec Lansing, with Altec Lansing continuing as the surviving corporation and a wholly-owned subsidiary of Plantronics. Plantronics acquired all of the capital stock of Altec Lansing through the Merger Sub for a cash purchase price, including acquisition costs, of approximately $165 million.

NOTE 2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2005 gives effect to the acquisition as if it had occurred on June 30, 2005. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their relative fair values with the excess recorded as goodwill.

The following information on the components and allocation of the purchase price is based on Plantronics’ preliminary evaluation and review of the assets acquired and liabilities assumed and may change as those evaluations and reviews are completed. Among other things, the cash consideration paid by Plantronics may be different than the estimated purchase price below as a result of the outcome of certain adjustment elements in the Merger Agreement. These elements include, but are not limited to, potential claims against the escrow account. Upon the final resolution of these adjustment elements, adjustments to the amount and allocation of the purchase price may be required.

The components of the purchase price were as follows:

(in thousands)

Paid to Altec Lansing	$154,273
Payment of Altec Lansing pre-existing debt	9,906
Acquisition costs	977
Total cash consideration	$165,156

For the purposes of determining the purchase price allocation, the fair market value of intangible assets was estimated as of August 18, 2005, the actual closing date of the acquisition. The allocation of the purchase price is as follows:

(in thousands)

Total cash consideration	$165,156
Less cash balance acquired	4,537
160,619
Allocated to:
Prepaid Compensation	1,067
Inventory	25,796
Other current assets	15,152
Property, plant, and equipment	8,142
Identifiable intangible assets	108,300
Deferred income tax assets	3,427
Current liabilities	(20,273)
Deferred tax liability	(22,691)
Goodwill	$41,699

Goodwill has been recorded based on the residual purchase price after allocating the purchase price to the fair market value of tangible and intangible assets acquired less liabilities assumed and to intangible assets. Goodwill arises as a result of, among other factors, future unidentified new products, new technologies and new customers as well as the implicit value of future cost savings as a result of the combining of entities. In accordance with Statement of Financial Accounting Standards No. 142: Goodwill and Other Intangible Assets (“SFAS 142”), goodwill will not be amortized but will be tested at least annually for impairment. Goodwill is not expected to be deductible for tax purposes under Internal Revenue Code Section 197.

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet:

a.	To adjust marketable securities and line of credit for the payment of the purchase price. Cash resources are shown in the following table:

(in thousands)

Paid with Marketable securities	$120,156
Paid with borrowings under Line of credit	45,000
Total	$165,156

We financed $45.0 million of the purchase price with a credit facility which bears interest at LIBOR plus 0.750% and has a maturity date of August 1, 2010.

b.
To adjust inventory acquired to represent fair value at the date of acquisition. The fair value was determined with the assistance of an independent appraiser. The following table presents the fair value allocated to inventory at certain stages of the production cycle:

(in thousands)	Fair Value	Net Book Value	Adjustment

Raw materials	$1,664	$1,664	$-
Work-In-Process	592	352	240
Finished goods	23,540	19,176	4,364
Total	$25,796	$21,192	$4,604

Raw materials inventory is readily replaceable at net book value, and therefore represents fair value. We determined the fair value of Work-in-process and Finished goods based on the comparative sales method. The comparative sales method utilizes the actual or expected selling price of finished goods to customers taking into consideration the costs to complete Work-in-process inventories, profit attributable to the manufacturing and disposal effort, and other costs associated with the holding and selling of the inventory.

c.
To adjust Land and Building to represent fair value at the date of acquisition. The fair value was determined with the assistance of an independent appraiser. The following table shows the fair value of Altec Lansing’s Land and Building acquired:

(in thousands)	Fair Value	Net Book Value	Adjustment

Land	$1,400	$630	$770
Building	1,800	1,184	616
Total	$3,200	$1,814	$1,386

Land and Building represent Altec Lansing’s corporate headquarters which is used for the engineering, warehousing and distribution of Altec Lansing's products as well as various corporate activities. The fair value was determined by utilizing sales of comparable properties to estimate the value of Altec Lansing’s Land and Building.

As of the date of this filing, the appraisal and related procedures necessary to arrive at the fair market value of fixed assets other than Land and Building have not been completed.

d.	The following sets forth the amounts assigned to the identifiable intangible assets acquired:

(in thousands)	Fair Value	Net Book Value	Adjustment	Amortization Period

Existing technology	$25,000	$-	$25,000	6 years
OEM relationships	700	-	700	7 years
Customer relationships	17,600	-	17,600	8 years
Trade name - inMotion	5,000	-	5,000	8 years
Trade name - Altec Lansing	59,100	-	59,100	Not amortized
Trademarks	-	12,502	(12,502)
Total	$107,400	$12,502	$94,898

In process technology	900	-	-	Immediate

The fair value and remaining useful life of identifiable intangible assets acquired were estimated with the assistance of an independent appraiser and in accordance with Statement of Financial Accounting Standards No. 141: Business Combinations, SFAS No. 142: Goodwill and Other Intangible Assets, and Financial Accounting Standards Board Interpretation No. 4: Applicability of SFAS No. 2 to Business Combinations Accounted for by the Purchase Method.

Existing technology represents audio products that had been introduced into the market, were generating revenue and/or had reached technological feasibility as of the close of the transaction. The value is calculated based on the present value of the future estimated cash flows derived from this technology. Existing technology is estimated to have a useful life of six years and is amortized on a straight-line basis to Selling, general and administrative expense.

The fair value of Customer relationships with original equipment manufacturers (“OEM”) and non-OEM, which includes major retailers and distributors, is calculated based on the present value of the future estimated cash flows that can be attributed to the existing OEM and Non-OEM customer relationships. Based on historical attrition rates, new customers, and technological obsolescence, the useful life of the customer relationships is estimated to be seven years for OEM Customer relationships and eight years for non-OEM Customer relationships and is amortized on a straight-line basis to Selling, general, and administrative expense.

The value of the trade name “inMotion,” is calculated based on capitalizing the royalties saved on the use of the inMotion trade name. The inMotion trade name is relatively new and related to specific niches of the Portable Audio market. Based on product life cycles, history relating to the type of category of products for which the inMotion brand is utilized, and similar product trademarks within the retail industry, the estimated remaining useful life is determined to be eight years and is amortized on a straight-line basis to Selling, general, and administrative expense.

The value of the trade name, “Altec Lansing,” is also calculated based on capitalizing the royalties saved on the use of the Altec Lansing trade name. Considering the recognition of the brand, its long history, and management’s intent to use the brand indefinitely, the remaining useful life of the Altec Lansing name is determined to be indefinite and is being treated as an indefinite-lived asset in accordance to SFAS 142.

In-process technology involves products which fall under the definitions of research and development as defined by Statement of Financial Accounting Standards No. 2: Accounting for Research and Development Costs. Altec Lansing’s in-process technology products are at a stage of development that require further research and development to reach technological feasibility and commercial viability. The fair value is calculated based on the present value of the future estimated cash flows adjusted for the estimated cost to complete and the risk of not achieving technological feasibility. Because the in process technology, which has been valued at $0.9 million, is not yet complete and not yet generating revenue and profits, there is risk that the developments will not be completed; therefore, this amount is immediately expensed at acquisition to research and development expense.

e.	Goodwill is based on the purchase price remaining after allocating the purchase price to the fair value of tangible and intangible assets acquired less liabilities assumed.

f.	A portion of the cash consideration paid by Plantronics was to third parties to extinguish certain pre-existing debt in accordance with the Merger Agreement.

g.	The following table represents the adjustments made to certain tax related accounts as a result of the acquisition of Altec Lansing:

(in thousands)	Tax Adjustment

Increase to Deferred tax asset	879
Increase to Deferred tax liability	18,111
Decrease to Income tax payable	(2,539)

The Deferred tax asset account increased due to the tax effect arising from temporary differences between the book and tax basis of certain account balances. The Deferred tax liability increased due to the revaluation of tangible and intangible assets not deductible for tax purposes. The tax payable was adjusted for the reassessment of potential liabilities netted against the benefit for stock options exercised at the close of the acquisition.

h.
To eliminate Minority interest, Common shares, Paid in capital and Retained earnings of Altec Lansing due to the acquisition which has been accounted for in accordance with the purchase method of accounting for business combinations. Retained earning was also adjusted for the non-recurring in-process technology charge of $0.9 million.

i.
Represents Prepaid compensation of $1.1 million incurred to retain certain Altec Lansing employees, which will be recognized over the requisite service period of 2 years.  The $1.1 million has been classified into the following accounts:

(in thousands)

Adjustment to Other current assets	$381
Adjustment to Other assets	686
Total Adjustment relating to Prepaid compensation	$1,067

NOTE 3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2005

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2005:

a.
Estimated fair value of identifiable intangible assets acquired is amortized based on a straight line basis as described in Note 2d. The adjustment to reflect pro forma amortization expense is as follows:

(in thousands)

Existing technology	$4,167
Customer relationships	2,300
Trade name - inMotion	625
Adjustment to Selling, general and administrative expense	7,092

Because of the risk that the In-process technology valued at $0.9 million may not be completed, the amount will be fully written off in the period immediately subsequent to the acquisition. This non-recurring expense has not been reflected in the Pro Forma Condensed Combined Statement of Operations because of its non-recurring nature. See Note 2d.

b.	To revise depreciation expense based on the fair market value of acquired Building.

c.
To reduce Interest income and increase Interest expense due to the assumed reduction in the marketable securities balance and increase in the Line of credit as a result of cash used to consummate the Altec Lansing acquisition. The increase in interest expense is determined based on the assumption that the $45 million borrowed under the Line of credit to finance the acquisition will be repaid ratably over the 12 months following the close of the acquisition.  The interest rates used to determine this interest expense adjustment ranged from 4.4% to 5.0%. The adjustment to reflect the Interest income/expense is as follows:

(in thousands)

Decrease in Interest income	$(3,740)
Increase in Interest expense	(1,270)
Net interest income (expense) adjustment	$(5,010)

d.	To reclass design costs from Cost of revenues to research and development expense to conform to a classification consistent with that of Plantronics.

e.	To reverse interest charged on certain debt of Altec Lansing that was paid down as a result of the acquisition.

f.	To adjust pro forma Income tax expense for the net tax effect of the pro forma adjustments.

g.	To expense a share of the Prepaid compensation described in Note 2i.

NOTE 4. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2005

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended June 30, 2005:

a.
The estimated fair value of identifiable intangible assets acquired is amortized based on a straight line basis as described in Note 2d. The adjustment to reflect pro forma amortization expense is as follows:

(in thousands)

Existing technology	$1,042
Customer relationships	575
Trade name - inMotion	156
Total adjustment to Selling, general, and administrative expense	$1,773

Because of the risk that the In-process technology valued at $0.9 million may not be completed, the amount will be fully written off in the period immediately subsequent to the acquisition. This non-recurring expense has not been reflected in the Pro Forma Condensed Combined Financial Statements because of its non-recurring nature. See Note 2d.

b.	To revise Depreciation expense based on the fair market value of acquired Building.

c.
To reduce Interest income due to the assumed reduction in the marketable securities balance as a result of cash used to consummate the Altec Lansing acquisition. There is no incremental interest expense based on the assumption that the $45 million borrowed under the Line of credit to finance the acquisition will be repaid ratably over the 12 months following the close of the acquisition.  The adjustment to reflect the Interest income/expense is as follows:

(in thousands)

Decrease in Interest income	$(935)
Increase in Interest expense	-
Net interest income (expense) adjustment	$(935)

d.	To reclass design costs from Cost of revenues to Research and development expense to conform to a classification consistent with that of Plantronics.

e.	To reverse interest charged on certain debt that was paid down as a result of the acquisition.

f.	To adjust pro forma income tax expense for the tax effect of the pro forma adjustments.

g.	To expense a share of the Prepaid compensation described in Note 2i.

NOTE 5. FUTURE AMORTIZATION OF SIGNIFICANT ASSETS ACQUIRED

The following table presents future amortization associated with certain significant assets acquired:

(in thousands)	Fair Value	Amortization Period		Remainder of 2006	2007	2008	2009	2010	Thereafter

Existing technology	$25,000		6 years	$2,603	$4,167	$4,167	$4,167	4,167	$5,729
Customer relationships - OEM	700		7 years	63	100	100	100	100	237
Customer relationships - Non-OEM	17,600		8 years	1,375	2,200	2,200	2,200	2,200	7,425
Trade name - inMotion	5,000		8 years	391	625	625	625	625	2,109
Trade name - Altec Lansing	59,100		Not amortized	-	-	-	-	-	-
Goodwill	42,331		Not amortized	-	-	-	-	-	-
Capitalized profit in inventory	4,604		Over inv. turns *	4,604
Building step-up	617		10 Years	38	62	62	62	62	331
Prepaid compensation	1,067		2 Years	238	571	258	-	-	-
				$9,312	$7,725	$7,412	$7,154	$7,154	$15,831

* Represents the manufacturing profit capitalized to inventory as a result of the application of purchase accounting to the acquisition of Altec Lansing and will decrease gross margin until all acquired Work-in-process and Finished goods inventory is sold, which is expected to occur by December 31, 2005. The profit capitalized to inventory has been specifically excluded from the pro forma statements of operations presented herein as it represents a non recurring item.